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                                                                    EXHIBIT 15.1

                    ACKNOWLEDGMENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders
DATATRAK International, Inc.


We are aware of the incorporation by reference in the Registration Statement on Form S-8 pertaining to the DATATRAK International, Inc. Amended and Restated 1996 Key Employees and Consultants Stock Option Plan, as amended, for the registration of 575,000 Common Shares of DATATRAK International, Inc., formerly Collaborative Clinical Research, Inc., of our reports dated April 24, 2001 and July 25, 2001 relating to the unaudited condensed consolidated interim financial statements of DATATRAK International, Inc. and subsidiaries that are included in its Forms 10-Q for the quarters ended March 31, 2001 and June 30, 2001.


Cleveland, Ohio
August 13, 2001
                                                           /s/ Ernst & Young LLP